Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS THIRD QUARTER NET INCOME OF $1.6 MILLION

FORT WAYNE, INDIANA – OCTOBER 25, 2012 –Tower Financial Corporation (NASDAQ: TOFC) reported net income of $1.6 million or $0.32 per diluted share for the third quarter of 2012, compared with net income of $1.3 million, or $0.27 per diluted share, reported for the third quarter of 2011.  Year to date earnings through the first nine months of 2012 were $4.0 million, or $0.83 per diluted share, compared to $3.2 million, or $0.66 per diluted share for the first nine months of 2011.

Our third quarter highlights include:

•
Our $4.0 million net income through the first nine months already exceeds the $3.6 million reported for the full calendar year of 2006, which was our second highest annual net income year in our history.

•
Sixth consecutive quarter with earnings in excess of $1.0 million, and “Core” quarterly earnings of $2.9 million.  We define core earnings as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales and other real estate owned (“OREO”) expenses)

•	Trust assets under management grew to $675.2 million, an increase of $80.6 million from December 31, 2011.

•	Our Board of Directors approved a cash dividend of $0.055 per share, payable on November 15, 2012 to shareholders of record on November 1, 2012.

•	Our leverage capital ratio (Tier 1 Capital divided by average quarterly assets) is now at 12 percent, which is more than double the regulatory requirement of 5% to be considered “well-capitalized”.

“I have shared in the past how pleased we are with the improvement in our results, but we believe we can do better. Our team continues to prove this time and time again, which is demonstrated by this quarter’s results.” stated Mike Cahill, President and CEO. “While we have made and continue to make headway on asset quality, we believe we have significant upside to be gained on that front. We believe that we have terrific opportunities with our Health Savings Accounts (HSA) and that we have only begun to scratch the surface in this area. Our Trust Company has established itself as the local ‘go to’ shop, but even here, we have tremendous upside and we are trying to improve. Our commercial lending team, retail team, residential mortgage team, and private banking teams are all poised to significantly improve Tower’s presence and impact. While we may be going through a tough economic and banking environment, at Tower we are excited about the future.”

Capital
The Company’s regulatory capital ratios continue to remain significantly above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for total risk-based capital.  Tier 1 capital at September 30, 2012 was 15.2 percent compared to 14.9 percent at June 30, 2012 and 13.9 percent at December 31, 2011.  Total risk-based capital at September 30, 2012 was 16.5 percent compared to 16.2 percent at June 30, 2012 and 15.2 percent at December 31, 2011.  Our leverage capital grew to 12.0 percent at September 30, 2012, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of September 30, 2012 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	9/30/12	Excess
Tier 1 Capital / Risk Assets	$30,541	$77,395	$46,854

Total Risk Based Capital / Risk Assets	$50,902	$83,785	$32,883

Tier 1 Capital / Average Assets (Leverage)	$32,256	$77,395	$45,139

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	9/30/12
Tier 1 Capital / Risk Assets	6% or more	15.20%

Total Risk Based Capital / Risk Assets	10% or more	16.46%

Tier 1 Capital / Quarterly Average Assets	5% or more	12.00%

Asset Quality
Our nonperforming assets were $17.2 million, or 2.7 percent of total assets as of September 30, 2012. This compares with $17.0 million at June 30, 2012 and $16.0 million at December 31, 2011.  Our net charge-offs were $1.1 million for the third quarter of 2012, or 1.0 percent of average outstanding loans for the quarter.  This compares to net charge-offs of $1.0 million, or 0.9 percent of average loans for the second quarter of 2012 and $2.9 million, or 2.3 percent of average loans for the third quarter of 2011.  Net charge-offs during the third quarter related primarily to one loan relationship, which was fully reserved as of June 30, 2012.  Our loan loss provision for the third quarter of 2012 was $618,000 compared to $925,000 for the second quarter of 2012 and $900,000 for the third quarter of 2011.

The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Non-Accrual loans
Commercial	$7,112	$6,988	$7,213	$5,020	$5,978
Acquisition & Development	2,175	3,176	3,268	2,134	2,464
Commercial Real Estate	764	948	1,515	977	1,078
Residential Real Estate	2,032	2,163	1,630	551	393
Home Equity	-	-	748	-	-
Total Non-accrual loans	12,083	13,275	14,374	8,682	9,913
Trouble-debt restructered (TDR) *	1,557	360	-	1,805	1,810
OREO & Other impaired assets	2,375	2,562	2,878	3,129	3,827
Deliquencies greater than 90 days	913	472	902	2,007	1,028
Impaired Securities	317	307	314	331	332

Total Non-Performing Assets	$17,245	$16,976	$18,468	$15,954	$16,910

Allowance for Loan Losses (ALLL)	$8,539	$9,032	$9,108	$9,408	$10,065

ALLL / Non-accrual loans	70.7%	68.0%	63.4%	108.4%	101.5%

Classified Assets	$37,145	$30,368	$28,759	$28,108	$35,475

* Non-performing TDR's

The two loan relationships that were classified as a TDR in the fourth quarter of 2011 were all taken to non-accrual status during the first quarter and are included in the non-accrual loan balances shown above.  One new TDR was added during the third quarter of 2012 in the amount of $1.2 million and will be included in nonperforming assets until a consistent payment history can be documented, which is typically six months.  There are currently two relationships included in this category at September 30, 2012 in the amount of $1.6 million.

Our delinquencies greater than 90 days have decreased by $1.1 million from the fourth quarter of 2011, but have increased $441,000 from the second quarter 2012.  The increase in the third quarter was primarily due to a commercial loan that had matured and wasn’t renewed until after September 30, 2012 causing it to be administratively delinquent at quarter end.  The renewal of this loan in October resolved the delinquent status.

Our non-accrual commercial loan category increased by $124,000 during the third quarter of 2012.  The primary reason for the increase was the addition of two relationships totaling $271,000.  Offsetting the increase was one small charge-off of $11,000 and payments of $136,000.  At September 30, 2012, there were twelve relationships within this category, and four of those relationships comprised 65.4 percent of the total.

Our non-accrual acquisition and development category decreased by $1.0 million during the third quarter of 2012.  The decrease was due to a charge-off of the specific reserve on one relationship in the amount of $926,000.  The remaining decrease was the result of receiving payments on the five relationships that made up this category of loans, of which one loan made up 45.0 percent of the total.

Our non-accrual commercial real estate category decreased by $184,000 during the third quarter due to a charge-off in the amount of $119,000 and the transition of one loan into OREO in the amount of $60,000. This category was comprised of three relationships as of September 30, 2012.

Our non-accrual residential category decreased by $131,000 during the third quarter of 2012 due to two loans that have or will be moving to OREO.  One of these loans was charged-down to fair value by $43,000 and foreclosure will likely occur in the fourth quarter of 2012.  The other loan moved into OREO during the third quarter causing a decrease by the balance of the loan in the amount of $79,000. This category is comprised of six relationships with two relationships making up 76.4 percent of the total.

Our non-accrual home equity category decreased by $748,000 from March 31, 2012 and had no loans in it at June 30, 2012 or at September 30, 2012.  Of the two loans that made up this category in the first quarter, one was charged-off in the amount of $338,000 and the other was resolved and returned to accruing status.

OREO and other impaired assets decreased by $187,000 during the third quarter as a result of commercial real estate property sales in the amount of $399,000 offset by the addition of four residential real estate properties totaling $82,000.  Also offsetting the decrease in this category was the addition of $130,000, which represents the fair value of the Company's participation in an aircraft lease that has expired.  During the third quarter, the value of the asset decreased and was written down from $261,000 to $130,000.

Our classified assets, defined as substandard, non-accrual loans, impaired investments, and OREO, increased by $6.8 million during the third quarter and totaled $37.1 million at September 30, 2012.  Our classified assets were 44.0 percent of tier 1 capital plus ALLL (classified assets ratio) as of September 30, 2012.  Our classified assets ratio at June 30, 2012 was 36.5 percent and was 44.3 percent at September 30, 2011.  The increase relates primarily to previously identified loans that were downgraded from special mention to substandard during the quarter, including one relationship totaling $5.2 million.  Our total “watch list” loans was $41.5 million at September 30, 2012, a decrease of $4.0 million from the second quarter and a $12.4 million decrease from December 31, 2011.  Watch list loans now comprise 9.1 percent of the total loan portfolio.  The watch list comprises all non “pass” rated credits, including substandard and classified.

“While our classified assets did increase during the third quarter, we are encouraged by the decline in our total watch list loans”, stated Rick Sawyer, Chief Financial Officer of Tower Financial Corporation.  “We believe this is a good indication that we have stabilized the asset quality in our current portfolio, allowing us to focus on working through legacy credits that have been and still are rated special mention and classified”.

The allowance for loan losses was $8.5 million at September 30, 2012, a decrease of $493,000 from the $9.0 million reported at June 30, 2012.  The quarterly decrease was the net result of loan loss provision of $618,000, offset by $1.1 million of net charge-offs.  The year to date loan loss provision was $2.3 million, offset by $3.2 million in net charge-offs. The allowance for loan losses was 1.87 percent of total loans at September 30, 2012, a decrease from 2.03 percent at December 31, 2011 and from 2.34 percent at September 30, 2011.

Balance Sheet
Company assets were $649.5 million at September 30, 2012, a decrease of $51.2, or 7.3 percent from December 31, 2011.  The significant decrease stems from two large December short-term deposits that increased our assets by approximately $48 million as of the end of the year.  As described in our fourth quarter earnings release and annual report on form 10-K, these deposits were short-term in nature and, as expected, left the Bank by the end of January 2012.  Taking these short-term deposit reductions into account, our assets decreased by approximately $3.2 million during the first nine months of 2012.

Our total loans at September 30, 2012 were $457.9 million, compared to $462.6 million at December 31, 2011.  The decrease of $4.7 million, or 1.0 percent, came primarily from commercial loans and home equity loans, which decreased by $9.0 million and $2.3 million respectively.  These decreases were offset by increases of $4.3 million in commercial real estate loans and $3.4 million in residential mortgage loans.

Our securities available for sale at September 30, 2012 were $135.0 million, an increase of $6.4 million from December 31, 2011.  Securities available for sale now comprise 20.8 percent of total assets. We have been strategically increasing the size of our investment portfolio to help combat future margin compression and a reduction in our loan portfolio as we continue to clean up our asset quality.  We are focusing on preserving our current level of net interest income as prudently as possible.  The increase in the portfolio will most likely result in the further compression of our net interest margin and an increase in our overall assets.

Our total deposits at September 30, 2012 were $530.3 million compared to $602.0 million at December 31, 2011.  As described above, we received two large, short-term, deposits of approximately $48 million in December 2011 that increased our deposit totals.  Therefore, our adjusted deposits at December 31, 2011 were approximately $554.0 million.  Excluding these short-term deposits, our deposit portfolio decreased by approximately $24 million during the first nine months of 2012.  The decrease is primarily due to a reduction in brokered CD’s of $30.1 million, offset by an increase of $6.3 million in in-market deposits.  In-market deposit growth was led by our HSA product which grew $13.6 million during the first nine months of 2012.  Offsetting this growth was a decline in both jumbo and non-jumbo CD’s.  Our core deposits at September 30, 2012 were $439.5 million and comprised 82.9 percent of total deposits.

Our borrowings were $45.0 million at September 30, 2012 and were comprised of $17.5 million in trust preferred debt and $27.5 million in borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”).

Shareholders' equity was $67.1 million at September 30, 2012, an increase of 8.1 percent from the $62.1 million reported at December 31, 2011.  Affecting the year to date increase in stockholders’ equity was net income of $4.0 million, $277,300 of additional paid in capital from the accounting treatment for restricted stock vesting and issuance of shares related to the long-term incentive plan, and an increase of $1.0 million in unrealized gains, net of tax, on securities available for sale.  Currently, we have 4,876,994 common shares outstanding.  Tangible book value at September 30, 2012 was $13.77 per common share.

Operating Statement
Our total revenue, consisting of net interest income and noninterest income, was $7.8 million for the third quarter of 2012, roughly the same as reported for the second quarter 2012.  Net interest income for the third quarter of 2012 was $5.6 million, a decrease of $91,000 from the second quarter of 2012.  The quarter over quarter decrease in our net interest income was primarily the result of an 11 basis point decline in our net interest margin.  This reduction in our margin came from yield reductions on earning assets.  Our yield on loans dropped to 4.74 percent during the third quarter from the 4.84 percent reported for the second quarter, while the yield on our investment portfolio dropped to 3.61 percent from 3.92 percent quarter over quarter.  This was offset slightly by our continued reduction in our cost of funds, which decreased to 0.73 percent for the third quarter 2012 from the 0.78 percent reported for the second quarter.  We expect this trend to continue due to the extended low rate environment and limited reinvestment and loan opportunities.  As mentioned in our balance sheet section, we will continue to prudently increase the investment portfolio as we focus on maintaining our current level of net interest income.

Non-interest income was $2.2 million for the third quarter of 2012, which represented 28.2 percent of total revenue.  This is an increase of $77,000 from the second quarter of 2012.  The increase relates primarily to an increase of $76,000 in trust and brokerage fee income.  Trust and brokerage assets under management were $675.2 million at September 30, 2012, an increase of $37.4 million or 5.9 percent, from the $637.8 million reported as June 30, 2012.  Mortgage production continues at a high pace with $29.3 million in closings with $20.0 million of that production being originated for sale for the third quarter, which generated $477,000 of fee income compared to the $375,000 reported for the second quarter 2012.  Other fee categories remained relatively flat quarter over quarter.

Non-interest expenses of $5.0 million remained flat quarter over quarter.  There were no significant fluctuations in the individual expense categories from the second quarter 2012.  We expect this trend to continue for the remainder of the year

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 50 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that, by their nature, are predictive and are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about our company.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, speak only as of this date, and involve risks and uncertainties related to our banking business or to general business and economic conditions that may affect our business, which may cause actual results to turn out differently. More detailed information about such risks and uncertainties may be found in our most recent Annual Report on Form 10-K, or, if applicable, in subsequently filed Forms 10-Q quarterly reports, under the captions “Forward-Looking Statements” and “Risk Factors,” which we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

Tower Financial Corporation
Consolidated Balance Sheets
At September 30, 2012 and December 31, 2011

	(unaudited)
	September 30	December 31
	2012	2011
ASSETS
Cash and due from banks	$10,333,854	$60,753,268
Short-term investments and interest-earning deposits	514,469	3,260,509
Federal funds sold	2,787,294	3,258,245
Total cash and cash equivalents	13,635,617	67,272,022

Interest bearing deposits	457,000	450,000
Securities available for sale, at fair value	135,044,138	128,619,951
FHLBI and FRB stock	3,807,700	3,807,700
Loans Held for Sale	7,008,138	4,930,368

Loans	457,864,803	462,561,174
Allowance for loan losses	(8,539,180)	(9,408,013)
Net loans	449,325,623	453,153,161

Premises and equipment, net	8,903,340	9,062,817
Accrued interest receivable	2,363,387	2,675,870
Bank Owned Life Insurance	17,526,430	17,084,858
Other Real Estate Owned	2,245,003	3,129,231
Prepaid FDIC Insurance	1,058,911	1,551,133
Other assets	8,090,441	8,944,145

Total assets	$649,465,728	$700,681,256

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$110,088,104	$169,757,998
Interest-bearing	420,189,726	432,278,838
Total deposits	530,277,830	602,036,836

Fed Funds Purchased	-	-
Short-term borrowings	3,962,905	-
Federal Home Loan Bank advances	23,500,000	12,000,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	118,010	2,148,424
Other liabilities	6,939,975	4,871,924
Total liabilities	582,325,720	638,584,184

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,941,994 and 4,918,136 shares issued at September 30, 2012 and December 31, 2011, respectively; and 4,876,994 and 4,853,136 shares outstanding at September 30, 2012 and December 31, 2011, respectivley	44,820,086	44,542,795
Treasury stock, at cost, 65,000 shares at September 30, 2012 and December 31, 2011	(884,376)	(884,376)
Retained earnings	18,817,231	15,070,115
Accumulated other comprehensive income (loss), net of tax of $2,260,004 at September 30, 2012 and $1,735,307 at December 31, 2011	4,387,067	3,368,538
Total stockholders' equity	67,140,008	62,097,072

Total liabilities and stockholders' equity	$649,465,728	$700,681,256

Tower Financial Corporation
Consolidated Statements of Operations
For the three and nine months ended September 30, 2012 and 2011
(unaudited)

	For the Three Months Ended September 30		For the Nine Months ended September 30
	2012	2011	2012	2011
Interest income:
Loans, including fees	$5,525,196	$6,272,290	$16,764,224	$18,838,107
Securities - taxable	441,668	536,123	1,466,913	1,748,639
Securities - tax exempt	486,401	428,152	1,465,887	1,240,236
Other interest income	6,696	4,651	36,533	25,605
Total interest income	6,459,961	7,241,216	19,733,557	21,852,587
Interest expense:
Deposits	714,875	1,302,033	2,516,593	4,013,978
Fed Funds Purchased	159	227	257	612
FHLB advances	40,469	50,376	117,234	185,212
Trust preferred securities	89,854	204,540	366,799	605,107
Total interest expense	845,357	1,557,176	3,000,883	4,804,909

Net interest income	5,614,604	5,684,040	16,732,674	17,047,678
Provision for loan losses	618,000	900,000	2,293,000	3,245,000

Net interest income after provision for loan losses	4,996,604	4,784,040	14,439,674	13,802,678

Noninterest income:
Trust and brokerage fees	998,715	803,317	2,866,570	2,505,701
Service charges	257,509	262,668	828,370	813,292
Mortgage banking income	477,319	530,391	1,082,140	798,774
Gain/(Loss) on sale of securities	9,110	331,248	75,809	776,753
Net debit card interchange income	162,432	153,735	563,933	453,674
Bank owned life insurance income	150,082	146,711	441,572	421,042
Impairment on AFS securities	(688)	(22,758)	(688)	(149,045)
Other fees	147,792	166,963	485,872	471,545
Total noninterest income	2,202,271	2,372,275	6,343,578	6,091,736

Noninterest expense:
Salaries and benefits	2,867,136	2,785,886	8,514,808	8,039,152
Occupancy and equipment	640,569	608,867	1,891,978	1,817,907
Marketing	111,882	107,450	307,187	331,738
Data processing	301,914	311,439	991,534	1,012,142
Loan and professional costs	342,182	459,979	1,018,604	1,241,634
Office supplies and postage	51,360	57,505	160,365	170,017
Courier service	58,341	56,097	175,674	166,926
Business Development	90,535	99,801	331,147	326,428
Communication Expense	62,489	50,422	168,235	143,389
FDIC Insurance Premiums	138,754	261,642	521,709	1,118,413
OREO Expenses	15,123	280,690	449,022	638,133
Other expense	338,926	328,092	763,069	786,969
Total noninterest expense	5,019,211	5,407,870	15,293,332	15,792,848

Income/(loss) before income taxes/(benefit)	2,179,664	1,748,445	5,489,920	4,101,566
Income taxes expense/(benefit)	617,028	423,860	1,474,570	904,509

Net income/(loss)	$1,562,636	$1,324,585	$4,015,350	$3,197,057
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,562,636	$1,324,585	$4,015,350	$3,197,057

Basic earnings/(loss) per common share	$0.32	$0.27	$0.83	$0.66
Diluted earnings/(loss) per common share	$0.32	$0.27	$0.83	$0.66
Average common shares outstanding	4,874,660	4,852,761	4,860,363	4,814,746
Average common shares and dilutive potential common shares outstanding	4,874,660	4,852,761	4,860,363	4,852,852

Total Shares outstanding at end of period	4,876,994	4,852,761	4,876,994	4,852,761
Dividends declared per common share	$0.055	$-	$0.055	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

	Quarterly							Year-To-Date
($ in thousands except for share data)	3rd Qtr 2012	2nd Qtr 2012	1st Qtr 2012	4th Qtr 2011	3rd Qtr 2011	2nd Qtr 2011	1st Qtr 2011	2012	2011

EARNINGS
Net interest income	$5,615	5,706	5,412	5,707	5,684	5,721	5,643	16,733	17,048
Provision for loan loss	$618	925	750	975	900	1,125	1,220	2,293	3,245
NonInterest income	$2,202	2,126	2,016	2,059	2,372	2,072	1,647	6,344	6,091
NonInterest expense	$5,019	5,025	5,249	5,826	5,408	5,292	5,093	15,293	15,793
Net income/(loss)	$1,563	1,365	1,088	3,422	1,325	1,090	783	4,016	3,198
Basic earnings per share	$0.32	0.28	0.22	0.71	0.27	0.23	0.16	0.83	0.66
Diluted earnings per share	$0.32	0.28	0.22	0.71	0.27	0.22	0.16	0.83	0.66
Average shares outstanding	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,835,510	4,754,892	4,860,363	4,814,746
Average diluted shares outstanding	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,853,035	4,852,759	4,860,363	4,852,852

PERFORMANCE RATIOS
Return on average assets *	0.96%	0.84%	0.65%	2.02%	0.80%	0.66%	0.48%	0.81%	0.65%
Return on average common equity *	9.43%	8.53%	6.92%	23.22%	9.24%	7.92%	5.92%	8.31%	7.74%
Net interest margin (fully-tax equivalent) *	3.87%	3.98%	3.76%	3.90%	3.80%	3.83%	3.83%	3.87%	3.82%
Efficiency ratio	64.21%	64.16%	70.67%	75.02%	67.13%	67.91%	69.85%	66.27%	68.25%
Full-time equivalent employees	154.50	157.00	158.00	151.00	158.50	157.00	150.75	154.50	158.50

CAPITAL
Equity to assets	10.34%	9.97%	9.76%	8.86%	8.80%	8.47%	8.19%	10.34%	8.80%
Regulatory leverage ratio	12.00%	11.71%	11.13%	10.97%	11.09%	10.82%	10.59%	12.00%	11.09%
Tier 1 capital ratio	15.20%	14.87%	14.74%	13.91%	14.02%	13.66%	13.27%	15.20%	14.02%
Total risk-based capital ratio	16.46%	16.13%	15.99%	15.16%	15.28%	14.92%	14.53%	16.46%	15.28%
Book value per share	$13.77	13.38	13.06	12.79	11.97	11.54	11.11	13.77	11.97
Cash dividend per share	$0.055	0.000	0.000	0.000	0.000	0.000	0.000	0.055	0.000

ASSET QUALITY
Net charge-offs	$1,111	1,001	1,050	1,632	2,852	1,015	1,802	3,162	5,669
Net charge-offs to average loans *	0.95%	0.86%	0.91%	1.38%	2.34%	0.84%	1.49%	0.91%	1.56%
Allowance for loan losses	$8,539	9,032	9,108	9,408	10,065	12,017	11,908	8,539	10,065
Allowance for loan losses to total loans	1.86%	1.95%	1.99%	2.03%	2.14%	2.46%	2.43%	1.86%	2.14%
Other real estate owned (OREO)	$2,245	2,562	2,878	3,129	3,827	3,729	4,741	2,245	3,827
Non-accrual Loans	$12,083	13,275	14,375	8,682	9,913	9,663	12,738	2,245	3,827
90+ Day delinquencies	$913	472	902	2,007	1,028	2,123	2,873	12,083	9,913
Restructured Loans	$4,242	3,692	1,802	1,805	1,810	1,822	2,120	4,242	1,810
Total Nonperforming Loans	14,553	14,107	15,277	12,494	12,751	13,608	17,731	14,553	12,751
Impaired Securities (Market Value)	317	307	314	331	332	386	402	317	332
Other Impaired Assets (Dougherty)	130	-	-	-	-	-	-	130	0
Total Nonperforming Assets	17,245	16,976	18,469	15,954	16,910	17,723	22,874	17,245	16,910
NPLs to Total loans	3.18%	3.04%	3.34%	2.70%	2.71%	2.78%	3.62%	3.18%	2.71%
NPAs (w/o 90+) to Total assets	2.51%	2.53%	2.71%	1.99%	2.41%	2.36%	3.01%	2.51%	2.41%
NPAs+90 to Total assets	2.66%	2.61%	2.84%	2.28%	2.56%	2.68%	3.44%	2.66%	2.56%

END OF PERIOD BALANCES
Total assets	$649,466	651,239	649,343	700,681	659,725	661,015	664,117	649,466	659,725
Total earning assets	$607,484	601,014	601,190	606,888	602,291	621,981	621,273	607,484	602,291
Total loans	$457,865	463,833	457,260	462,561	470,877	488,694	489,250	457,865	470,877
Total deposits	$530,278	551,486	552,191	602,037	565,937	547,896	575,525	530,278	565,937
Stockholders' equity	$67,140	64,934	63,374	62,097	58,071	56,015	54,413	67,140	58,071

AVERAGE BALANCES
Total assets	$647,999	650,713	671,686	671,384	656,408	660,860	664,564	656,799	660,611
Total earning assets	$603,004	603,119	605,429	606,775	616,024	620,723	618,266	603,851	618,338
Total loans	$464,046	464,802	462,661	467,932	483,442	486,360	489,999	463,836	486,600
Total deposits	$544,142	550,441	572,134	576,898	559,615	558,198	577,654	555,572	565,156
Stockholders' equity	$65,927	64,180	63,021	58,468	56,914	55,213	53,662	64,376	55,263

* annualized for quarterly data